Exhibit 10.1

ASSIGNMENT OF LEASE AND ASSUMPTION AGREEMENT

AGREEMENT  (“Assignment”) made as of the 9th day of March, 2007, by and between NITROMED, INC., a Delaware corporation (“Assignor”) and SHIRE HUMAN GENETIC THERAPIES, INC., a Delaware corporation (“Assignee”).

W I T N E S S E T H

WHEREAS, Assignor is the tenant under that certain lease dated January 30, 2004, by and between Assignor and Patriot Partners Lexington, LLC, as successor in interest to PM Atlantic Lexington, LLC (the “Landlord”) as amended on March 9, 2007 (the “Lease”), annexed hereto and made a part hereof pertaining to certain premises legally described therein (the “Premises”), and

WHEREAS, capitalized terms used herein without definition which are defined in the Lease shall have the respective meanings ascribed to them therein.

NOW, THEREFORE, in consideration of the sum of ten dollars ($10.00) and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Assignor hereby assigns to Assignee the estate of Assignor as tenant created by the Lease, together with: (a) all of Assignor’s right, title and interest in, to and under the Lease and the documentation set forth in Exhibit A attached hereto and the Premises demised thereby, which Premises are more particularly described in the Lease; (b) any and all rights to extend or renew the Lease; and (c) any and all other rights and options granted to Assignor as the Tenant thereunder, to have and to hold the same unto Assignee, its successors and assigns, from and after the “Effective Date” (as that term is defined in Section 10 hereof).

2.             Assignee hereby accepts the assignment of the Lease and the documentation set forth in Exhibit A attached hereto from Assignor and hereby assumes the obligation to observe and perform all of the terms, covenants and conditions thereof to be observed or performed by Assignor thereunder from and after the Effective Date.

3.             Assignor shall remain liable for and will hold Assignee harmless and indemnify Assignee against any and all claims and/or liabilities arising from or in connection with the Lease prior to the Effective Date hereof. Assignee shall be liable for and will hold Assignor harmless and indemnify Assignor against any and all claims and/or liabilities arising from or in connection with the Lease from and after the Effective Date hereof.

4.             Assignor represents and warrants that:

(a)           The Lease is in full force and effect and is enforceable in accordance with its terms.  There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default by Assignor or, to Assignor’s knowledge, by Landlord under the Lease.

(b)           Other than Assignor, there are no parties in possession or parties having any current or future right to occupy the Premises during the term of the Lease.

(c)           There exists no material violation of any covenant, condition, restriction, easement, agreement or order to which Assignor is a party or otherwise has knowledge affecting any portion of the Premises.

(d)           The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease, and there have been no modifications or amendments to the Lease except as set forth in said Exhibit A.

5.             In connection with the assignment of the Lease from Assignor to Assignee, the following terms and conditions shall apply:

(a)           On or before March 9, 2007, Assignor shall deliver possession of the Premises to Assignee in broom clean condition with all of Assignor’s personal property removed therefrom and with the Decommissioning Work (defined below) complete in all respects.  Notwithstanding this Assignment, Assignor shall have the right to occupy approximately 11,000 square feet of office space as set forth on the plan attached hereto as Exhibit A (the “Retained Office Space”) until March 31, 2007.  If Assignor fails to deliver possession of the Retained Office Space to Assignee as aforesaid on or before April 1, 2007, then Assignor shall pay to Assignee the amount of (i) $5,000.00 for each and every day that elapses after April 1, 2007, and (ii) $10,000 for each and every day that elapses after April 15, 2007, until Assignor delivers to Assignee possession of the Retained Office Space in the condition required above.  Without limitation of the foregoing, Assignor agrees that Assignee may at any time after April 30, 2007, commence legal action against Assignor to recover possession of the Retained Office Space.  Assignor and Assignee shall cooperate with each other from the Effective Date through the Departure Date (as hereinafter defined) so as to accommodate their shared occupancy of the Premises during this period.

(b)           Assignor shall pay for all utilities and other services used at the Premises until the date (the “Departure Date”) that is the later to occur of March 31, 2007, and the date on which Assignor actually delivers possession of the Retained Office Space to Assignee in the condition required above.  All utilities and other services from and after the Departure Date shall be at the sole cost and expense of Assignee.

(c)           If Assignee occupies and/or conducts its business operations within the Premises, i.e., as opposed to preparing the Premises for Assignee’s occupancy, prior to July 1, 2007, Assignee shall reimburse Assignor all Yearly Rent, Operating Expenses and Taxes for the period commencing on the date that Assignee first occupies and/or conducts business operations in the Premises.  By way of example, if Assignee commences business operations within the Premises on May 5, 2007, Assignee shall pay Assignor within five (5) days of occupancy of the Premises, an amount equal to the sum of the Yearly Rent, Operating Expenses and Taxes paid for the period commencing on May 5, 2007 and ending June 30, 2007.

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(d)           Assignor shall provide Assignee with copies of any permits Assignor obtained from the Town of Lexington prior to its occupancy of the Premises.

(e)           On or before March 9, 2007, Assignor shall at its sole expense decommission the Premises in accordance with all applicable laws and with the requirements set forth in Exhibit B attached hereto (the “Decommissioning Work”).  If Assignor fails to complete such Decommissioning Work on or before March 9, 2007, which failure continues for more than twenty (20) days after notice to Assignor thereof, Assignee may, but shall have no obligation to, complete such Decommissioning Work at Assignor’s sole cost and expense.

(f)            Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the furniture, laboratory equipment, and other personal property listed on Exhibit C  in its “as is” condition without any representation or warranty on the part of Assignor except that Assignor shall warrant to Assignee that Assignor has good and clear title to all such property, the right to convey such property to Assignee and that all such property shall be free and clear of all liens and claims of third parties in and to such property or any of it.  On the Effective Date, Assignor shall deliver to Assignee a bill of sale for such property in the form of Exhibit D attached hereto.

(g)           On the Effective Date, Assignor shall deliver to Assignee the amount of one million one hundred sixty thousand two hundred and thirty seven dollars and eighty nine cents ($1,160,237.89) as consideration for Assignee’s assumption of the Lease.

(h)           On or before the Effective Date, Assignee shall deliver to Landlord a Hazardous Waste Management Program pursuant to Section 17.6 and Exhibit 7 of the Lease.

(i)            For purposes of Section 26 of the Lease, the Assignee’s address shall be as follows:

Shire Human Genetics Therapies, Inc.
700 Main Street
Cambridge, MA 02139
Attn:  Vice President, Facilities and Engineering Operations

Shire Human Genetics Therapies, Inc.
700 Main Street
Cambridge, MA 02139
Attn:  Legal Counsel

6.             All times set forth herein shall be of the essence.

7.             Assignor and Assignee each represent and warrant one to the other that, except as may be hereinafter set forth, neither of them has employed any broker in connection with the negotiations of the terms of this Assignment or the execution hereof.  Assignor and Assignee hereby agree to indemnify and to hold each other harmless against any loss, expense or liability with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty.  Each of Assignor and Assignee has employed as its broker Richards Barry Joyce and Partners, LLC (the “Broker”).  Assignor shall be responsible for any commission due Broker in connection with this Assignment.

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8.             This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.             Assignor and Assignee each represent and warrant to the other that they have all requisite authority to enter into this Assignment and to be bound by all terms and provisions set forth herein.  This Assignment is made pursuant to, and shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts.

10.           The Effective Date of this Agreement shall be the date of delivery to Assignor and Assignee of the Landlord’s Consent to this Assignment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and year first above written.

ASSIGNOR
WITNESS:	NITROMED, INC.

/s/ Matthew A. Ebert	By	/s/ James G. Ham, III
Name: James G. Ham, III
Title: CFO
thereunto duly authorized

ASSIGNEE
WITNESS:	SHIRE HUMAN GENETIC THERAPIES, INC.

/s/ Kelly Honohan	By	/s/ David D. Pendergast
Name: David D. Pendergast
Title: President
thereunto duly authorized

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Exhibit A

Lease and Lease Documentation

1.             Lease.

2.             Letter Agreement dated February 3, 2004 regarding cosmetic work.

3.             Notice of Lease dated January 30, 2004.

4.             Rent Commencement Certificate dated July 15, 2004.

5.             Lehman SNDA dated April 28, 2005.

6.             Lehman Estoppel dated April 28, 2005.

A-1

Exhibit B

Decommissioning Work

All decommissioning activities will take place per relevant local, state and federal regulations having jurisdiction. In the absence of an authority having jurisdiction, appropriate measures will be taken per mutual agreement of the parties.  Assignor shall certify that all biological materials, chemicals, acids, bases, reagents, radioactive isotopes, and other hazardous and/or flammable materials have been removed from the premises.  Assignor shall certify that all surfaces, such as but not limited to, biosafety cabinets, chemical fume hoods, chemical storage cabinets, flammable storage cabinets, laboratory bench tops, and sink traps, have been properly cleaned or replaced to remove any trace of such hazardous materials as those mentioned above. Certification shall be in the form of a signed affidavit from the agency or agencies that performed the decommissioning services for the Assignor.

Assignor will reasonable cooperate with Assignee to allow for review of documentation associated with the decommissioning/decontamination work that is performed.  Assignor will also walk through the facility with the Assignee to verify that the decommissioning services have been completed successfully and to Assignee’s reasonable satisfaction and approval.

Assignor shall deliver to Assignee all maintenance manuals in the possession of Assignor for all laboratory and mechanical equipment remaining on the Premises.

B-1

Exhibit C

Inventory of Furniture and Equipment

Offices
	Offices	Desks	File cabinets	Chairs Swivel	Non- Swivel	Tables
1st floor	12	7	13	7	12	4
2nd floor	42	38	76	38	38	3

Cubicles

	Large Cubes	Small Cubes	Desks	File cabinets	Chairs Swivel
1st floor	0	5	5	10	5
2nd floor	5	31	36	67	36

Conference Rooms

	Rooms	Tables	Non- Swivel
1st floor	2	12	26
2nd floor	3	0	0

Lunch Room
	Rooms	Tables	Chairs
1st floor	1	14	47

Break Room	(in Animal Lab)
	Rooms	Tables	Chairs
1st floor	1	1	7

Reception Desk
	Desk	Chairs
1st floor	1	1

Laboratory and Vivarium Equipment

All that certain equipment previously identified by Assignee and Assignor as evidenced by tagging and labeling such equipment previous to the date hereof.

C-1

Exhibit D

Bill of Sale

This Bill of Sale is dated as of March 9, 2007 and is executed and delivered by NitroMed, Inc., a Delaware corporation having a principal business address at 125 Spring Street, Lexington, Massachusetts 02421 (the “Seller”), to Shire Human Genetic Therapies, Inc., a Delaware corporation having a place of business at 700 Main Street, Cambridge, Massachusetts 02139 (the “Buyer”).

WHEREAS, pursuant to that certain Assignment of Lease and Assumption Agreement, dated as of even date herewith, by and between Seller and Buyer (the “Agreement”), Seller has agreed to sell, convey, assign, transfer and deliver to Buyer, and Buyer has agreed to purchase and acquire, all of Seller’s right, title and interest in and to the furniture, equipment and other assets of Seller listed on Exhibit A attached hereto (the “Assets”);

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Seller hereby agrees as follows:

1.     Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, all of Seller’s rights, title and interest in and to the Assets.

2.     This sale, conveyance, assignment and transfer has been executed and delivered by Seller in accordance with the Agreement and is expressly made subject to any and all obligations and commitments which Buyer has expressly agreed to perform and discharge pursuant to the Agreement.  Seller warrants to Buyer that Seller has good and clear title to the Assets, the right to convey the Assets to Buyer and that the Assets are free and clear of all liens and claims of third parties in and to the Assets.

3.     The Seller, by its execution of this Bill of Sale, and Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of the Seller and Buyer under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument.

4.     This Bill of Sale shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

D-1

IN WITNESS WHEREOF, Seller and Buyer have caused this instrument to be duly executed under seal as of and on the date first above written.

NITROMED, INC.

By:
Name:
Title:
ACCEPTED:
SHIRE HUMAN GENETIC THERAPIES, INC.

By:
Name:
Title:

D-2